Exhibit 99.(n)

HARRIS ASSOCIATES INVESTMENT TRUST

Multi-Class Plan Pursuant to Rule 18f-3(d)

under the Investment Company Act of 1940

Harris Associates Investment Trust (the “Trust”) may offer different classes of shares of each series of the Trust pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the “Act”) under the following Plan.

1.       Classes Offered.  The Plan encompasses four classes of shares of each series that may be offered as follows:

(a)      Investor Class (formerly known as Class I) shares to be sold and redeemed at net asset value.  Investor Class shares are subject to the payment of fees for sub-transfer agency services (“sub-TA services”) as set forth in the Trust’s Sub-Transfer Agent Fee Allocation Agreement (“Sub-TA Fee Agreement”) and for shareholder servicing as set forth in the Trust’s Shareholder Services Plan (“Shareholder Services Plan”). The minimum initial account size is $1,000; however, this minimum investment requirement may be modified or reduced as described in each series’ then current prospectus or statement of additional information as from time to time in effect (“Registration Statement”).

(b)     Advisor Class shares to be sold and redeemed at net asset value.  Advisor Class shares are subject to the payment of fees for sub-TA services as set forth in the Sub-TA Fee Agreement and are not subject to shareholder servicing fees.  The minimum initial account size is $100,000; however, this minimum investment requirement may be modified or reduced as described in each series’ Registration Statement.

(c)      Institutional Class shares to be sold and redeemed at net asset value.  Institutional Class shares are subject to the payment of fees for sub-TA services as set forth in the Sub-TA Fee Agreement and are not subject to shareholder servicing fees.  The minimum initial account size is $250,000; however, this minimum investment requirement may be modified or reduced as described in each series’ Registration Statement.

(d)      R6 Class shares to be sold and redeemed at net asset value.  R6 Class shares are not subject to the payment of fees by the Trust for sub-TA services or for shareholder servicing.  The minimum initial account size is $1,000,000; however, this minimum investment requirement may be modified or reduced as described in each series’ Registration Statement.

2.       Exchange Privileges. To the extent provided in the Registration Statement of the relevant series, each class of shares may be exchanged, at the holder’s option, for the same class of shares of another series that offers that class, or for shares of any money market mutual fund approved by the Board of Trustees of the Trust (“Board” or “Trustees”) for such exchange privilege.  To the extent provided in the Registration Statement of the relevant series, each class of shares may be exchanged, at the holder’s option, for shares of another class of shares of the same series. All exchanges are subject to the eligibility requirements or other restrictions of the class of shares and series, including minimum investment requirements, to which the shareholder is exchanging.

3.       Conversion Privileges.

(a)      If an investor satisfies the relevant eligibility requirements described in the applicable series’ Registration Statement, the Trust may convert:

•	Investor Class shares to Advisor Class shares, Institutional Class shares or R6 Class shares.

•	Advisor Class shares to Institutional Class shares or R6 Class shares.

•	Institutional Class shares to R6 Class shares.

(b)       If an investor no longer satisfies the relevant eligibility requirements for Advisor Class shares, Institutional Class shares or R6 Class shares described in the applicable series’ Registration Statement, and dependent on eligibility for a different class of shares, the Trust may convert:

•	Advisor Class shares to Investor Class shares.

•	Institutional Class shares to Advisor Class shares or Investor Class shares.

•	R6 Class shares to Institutional Class shares or Advisor Class shares.

(c)       The Board may from time to time approve a plan of share class conversion for any class of shares.

4.       Redemption at the Option of the Trust.  The shares of each class may be redeemed at the option of the Trust if by reason of redemption the shareholder account falls below a minimum value from time to time determined by the Trustees (and set forth in the applicable Registration Statement), which minimum value may vary between the classes.

5.       Allocations.  Income, realized and unrealized capital gains and losses, and expenses not allocated to a particular class as provided below, shall be allocated to each class on the basis of relative net assets, relative number of shareholder accounts or another appropriate method.

Fees for sub-TA services and shareholder servicing provided with respect to any class of shares of any series shall be allocated to that class.  To the extent practicable, other fees and expenses attributable to a particular class of shares of any series may be allocated to that class.

6.       Voting Rights.  All shares shall vote as a single class except, each class shall vote separately with respect to any matter that separately affects that class or as required by applicable law.  The shares of each class have one vote per share and a pro-rata fractional vote for a fraction of a share.

7.       Amendments.  Before any material amendments can be made to this Plan, a majority of the Board, including a majority of the Trustees who are not interested persons of the Trust (as defined in Section 2(a)(19) of the Act), must find that the Plan as proposed to be amended, including the expense allocation, is in the best interests of each class individually and the Trust as a whole.

8.       Limitation on Liability.  Consistent with the limitation of shareholder liability as set forth in the Trust’s Agreement and Declaration of Trust, any obligations assumed by any series or class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant series and its assets, or class and its assets, as the case may be, and shall not constitute obligations of any other series or class of shares. All persons having any claim against the Trust, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant series and its assets, or class of shares and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.

9.       Additional Information.  This Plan is qualified by and subject to the terms of the Registration Statement for the applicable class of shares; provided, however, that none of the terms set forth in any such Registration Statement shall be inconsistent with the terms of the classes of shares contained in this Plan.  The Registration Statement for each class of shares contains additional information about that class of shares and a series’ multiple class structure.

As amended on January 25, 2023